Exhibit 99.5

Execution Version

MERGER AMENDMENT TO AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS MERGER AMENDMENT TO AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Merger Amendment”) is made and entered as of the 23rd day of July, 2019 by and between Wesbanco, Inc. (“Wesbanco”), Wesbanco Bank, Inc. (“Wesbanco Bank”) and Martin John Miller, a resident of the State of Maryland (the “Employee”).

WHEREAS, the Employee is a party to a certain Amended and Restated Executive Employment Agreement dated as of May 7, 2018 with Old Line Bank, a Maryland-chartered trust company (“Old Line”), under which Old Line promises to provide employment, compensation and benefits to the Employee and the Employee promises to provide his exclusive services to Old Line in a designated capacity for an automatically renewing period of time, all under the terms and conditions set forth therein (the “Existing Agreement”);

WHEREAS, the Existing Agreement provides, among other things, for the payment of certain severance benefits if, but only if, the Employee’s employment is involuntarily terminated by the then employer for reasons other than Cause (as defined in the Existing Agreement) or if the Employee resigns for “Good Reason” as defined in the Existing Agreement;

WHEREAS, Wesbanco and Old Line have agreed to a business combination in the form and under the terms and conditions set forth in that certain Agreement and Plan of Merger by and among Wesbanco, Wesbanco Bank, Old Line Bancshares, Inc., and Old Line, dated as of July 23, 2019 (the “Merger Agreement”), which is incorporated herein as if set forth in its entirety);

WHEREAS, if the transactions contemplated by the Merger Agreement are consummated, Wesbanco and Wesbanco Bank wish to continue the employment of the Employee with the post-Merger entity; and

WHEREAS, the parties to this Merger Amendment wish to provide for the terms and conditions of the continued employment of the Employee.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, the parties agree as follows:

1.

Effectiveness of Merger Amendment. The Merger Amendment shall be effective and have legal and binding effect if, but only if, the transactions contemplated by the Merger Agreement and, in particular, the Merger, are consummated. If the transactions contemplated by the Merger Agreement, in particular, the Merger, are not consummated, the Merger Amendment shall be without legal force and effect and Wesbanco shall have no obligations to the Employee and the Employee shall have no obligations to Wesbanco.

2.

Effect of Merger Amendment on Existing Agreement. If the Merger Amendment becomes effective, the Existing Agreement shall continue in full force and effect except as changed or amended by the Merger Amendment.

3.

Amendment to References in Existing Agreement to “Bank” and “Employer.” Upon the effectiveness of this Merger Amendment, all references to “Bank” or “Employer” shall be and become references to Wesbanco Bank.

4.

Amendment to Section 1 of Existing Agreement (“Employment”). Upon the effectiveness of the Merger Amendment, the Employee shall be employed by Wesbanco Bank with the title Executive Vice President and Senior Credit Officer and the Employee shall provide such services to Wesbanco Bank or Wesbanco as may be reasonably consistent with that title. Conforming changes to the Employee’s amended title appearing in the Existing Agreement are also made.

5.

Amendment to Section 2 of the Existing Agreement (“Term”). Upon the effectiveness of the Merger Amendment, the Term of the Existing Agreement shall cease to be automatically renewed in any circumstances and shall be shortened to the Term commencing on the date of the consummation of the Merger and ending on the Data Conversion, as defined in Section 6.02(d)(i) of the Merger Agreement. After the end of the Term, as amended by the Merger Amendment, that is, on the day after the Data Conversion, the Employee shall be an employee-at-will and the Existing Agreement shall be terminated and any other promise of employment, written or otherwise, shall be without force and effect.

6.

Amendment to Section 3 of the Existing Agreement (“Compensation”). Upon the effectiveness of the Merger Amendment, the salary compensation is continued for the balance of the Term, as amended, at the rate in effect when the Merger Amendment is initially executed (which is agreed to be $260,000, per year.) After the end of the Term, as amended above, that is, on the day after the Data Conversion, the Employee’s salary compensation will be paid at the annual rate of $260,000.

7.	Amendment to Section 8 of Existing Agreement (“Termination of Employment”). Upon the effectiveness of the Merger Amendment:

a.	An introductory paragraph shall be inserted below the title to Section 8 but above the heading “A.” to read as follows:

“The parties agree that, with the exception of any and all restricted stock awarded to Employee pursuant to any separate agreement and/or plan, the consummation of the transactions contemplated by the Merger Agreement, and particularly the Merger, which are commonly referred to as a “change in control,” creates no rights in the Employee to any acceleration of vesting in equity rights or other compensation and creates no right to a payment of a severance benefit. With the exception of any and all restricted stock awarded to Employee pursuant to any separate agreement and/or plan, any acceleration of vesting in equity rights or other compensation and the payment of a severance benefit is dependent upon Wesbanco Bank’s termination of the Employee’s employment with Wesbanco Bank for reasons other than Cause (as defined in the Merger Agreement) or the Employee’s termination of employment for Good Reason (as defined in the Existing Agreement), all under the circumstances set forth in this Section 8 as amended by the Merger Amendment.”

b.	Subsection 8.A(iii) is amended and restated in its entirety to read as follows:

“(iii)    on the effective date of the Employee’s voluntary resignation for Good Reason (which for purposes of this Agreement is defined as “a change in location of the office of the Employer at which the Employee is expected to report for work that results in the Employee’s commuting distance being at least 50 miles greater than the Employee’s commuting distance on the date of this Agreement, provided, however, that travel, including, but not limited to, travel to and from Wheeling, WV, in connection with integration of the former Old Line operations with Wesbanco Bank operations shall not be considered a change in location of the office of the Employee at which the Employee is expected to report,” and that shall not occur unless (a) the Employee notified the Employer of such condition within 90 days of its occurrence, (b) the Employer did not remedy such condition within 30 days, and (c) the Employee resigned for Good Reason within 12 months of the condition), in which event (a) the Employer shall pay to the Employee in a single lump sum (but with withholdings for applicable federal, state and local taxes and insurance contributions) an amount equal to $455,000, which the parties agree is the amount determined by multiplying the Employee’s monthly salary at the rate in effect during the Term (that is, $21,666), by the number of whole and fractional months remaining in the Term of the Existing Agreement on the date the Merger Agreement is initially signed (that is, 21 months), and (b) the Employee shall be entitled to payment of any earned but unpaid salary and Retirement Benefits as of the effective date of termination of the Employee’s employment pursuant to such resignation.”

c.	Subsection 8.A(vi) is amended and restated in its entirety to read as follows:

“(vi)    on the date the Employer terminates the Employee other than for Cause.”

d.	A new Subsection to be numbered 8.A(vii) is added to read as follows:

“(vii)    Within three business days following the earlier of the Data Conversion, that is, the last day of the Term, or the date the Employer terminates the Employee’s employment for reasons other than Cause (as defined in the Merger Agreement), (a) the Employer shall pay to the Employee in a single lump sum (but with withholdings for applicable federal, state and local taxes and insurance contributions) an amount equal to $455,000, which the parties agree is the amount determined by multiplying the Employee’s monthly salary at the rate in effect during the Term (that is, $21,666), by the number of whole and fractional months remaining in the Term of the Existing Agreement on the date the Merger Agreement is initially signed (that is, 21 months), and (b) the Employee shall be entitled to the payment of any earned but unpaid salary and Retirement Benefits as of the earlier of the Data Conversion or the effective date of the Employee’s termination of employment.”

8.	Addition of New Section 25. A new Section to be numbered 25 is added to read as follows:

“25.    Guarantee of Payment. Wesbanco guarantees the obligations of Wesbanco Bank to make all payments due to the Employee under the Existing Agreement as amended by the Merger Amendment.”

INTENDING TO BE LEGALLY BOUND, the parties have set their hands and seals on the date first above written.

WESBANCO, INC.

By:	/s/ Todd F. Clossin
Todd F. Clossin,
President & CEO

WESBANCO BANK, INC.

By:	/s/ Todd F. Clossin
Todd F. Clossin
President & CEO

EMPLOYEE:

/s/ Martin John Miller
Martin John Miller

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